Exhibit 99.1
FOR IMMEDIATE RELEASE

Press Contact:	Investor Contact:
Suresh Chandrasekaran	Michael D. Perry
VP Marketing	Sr. VP and CFO
+1-408-212-2427
+1-408-212-2260
schandrasekaran@vitria.com	mperry@vitria.com
VITRIA ANNOUNCES SECOND QUARTER 2005 RESULTS
SUNNYVALE, Calif., July 27, 2005 Vitria (Nasdaq: VITR — News), a leading provider of business process integration solutions, today announced results for the second quarter ended June 30, 2005.
•	For the second quarter of 2005, total revenue was $12.3 million, compared with $16.5 million for the first quarter of 2005 and $13.7 million for the second quarter of 2004.

•	License revenue for the second quarter of 2005 was $2.1 million, compared with $5.4 million for the first quarter of 2005 and $1.9 million for the second quarter of 2004.

•	Service and other revenue for the second quarter of 2005 was $10.2 million, compared with $11.1 million for the first quarter of 2005 and $11.8 million for the second quarter of 2004.

•	Gross profit was $6.8 million for the second quarter of 2005, compared to $10.7 million for the first quarter of 2005 and $7.7 million for the second quarter of 2004.

•	Total operating expenses were $13.1 million for the second quarter of 2005, compared with $13.4 million for the first quarter of 2005, and $14.4 million for the second quarter of 2004.

•	Excluding non-cash charges for restructuring of $471 thousand and stock based compensation of $21 thousand, and cash severance costs of $638 thousand in the second quarter of 2005, total operating expenses were $11.9 million for the second quarter of 2005, compared with $13.1 million for the first quarter of 2005, and $12.3 million for the second quarter of 2004.

•	The net loss for the second quarter of 2005 was $6.0 million, or $0.18 per share, compared with a net loss of $2.4 million, or $0.07 per share, for the first quarter of 2005 and a net loss of $6.7 million, or $0.20 per share, for the second quarter of 2004.

•	Total cash and short term investment balances as of June 30, 2005, were $71.1 million, compared to $72.6 million as of March 31, 2005.
“These results are below our expectations for the quarter were”, said Dale Skeen, founder and CEO of Vitria. “Accordingly, we have taken steps to reduce our costs. We are, however, optimistic about our prospects for the remainder of the year, as our Business Process Applications strategy is beginning to take root.”

About Vitria
Vitria Technology, Inc., a leading provider of award-winning business process integration products and solutions, combines technology leadership with industry expertise in healthcare and insurance, financial services, telecommunications and manufacturing to dramatically improve strategic business processes across systems, people and trading partners. With 16 offices around the world, Vitria’s customer base includes blue chip companies such as AT&T, Bell Canada, BellSouth, The Blue Cross Blue Shield Association, British Petroleum, British Telecom, DaimlerChrysler Bank, Generali, Nissan, The Goodyear Tire & Rubber Company, PacifiCare Health Systems, Reynolds & Reynolds, Royal Bank of Canada, Sprint, Trane and the U.S. Departments of Defense and Veterans Affairs. For more information, call +1-408-212-2700, email info@vitria.com or visit www.vitria.com.
NOTE: Vitria and BusinessWare are trademarks or registered trademarks of Vitria Technology, Inc. All other products and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.
Cautionary Note Regarding Forward-looking Statements: This press release includes forward-looking statements, including statements relating to new products, goals and future business opportunities that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to: failure to meet financial and product expectations of analysts and investors: risk related to market acceptance of Vitria’s products and alliance partners’ products; deployment delays or errors associated with these and other products of Vitria and partners; hardware platform incompatibilities; the need to maintain and enhance certain business relationships with system integrators and other parties; the ability to manage growth; activities by Vitria and others regarding protection of proprietary information; release of competitive products and other actions by competitors; risks associated with possible delisting from the stock market on which Vitria’s securities are listed; and economic conditions in domestic and foreign markets. These and other risks related to Vitria are detailed in Vitria’s Annual Report on Form 10-K for the year ended Dec. 31, 2004, filed with the SEC on March 31, 2005. Vitria does not undertake an obligation to update forward-looking statements.

Vitria Technology, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2005	2004
	(unaudited)	*
Assets
Current assets
Cash and cash equivalents	$32,454	$32,106
Short-term investments	38,692	46,457
Accounts receivable, net	7,928	10,529
Other current assets	1,908	1,880

Total current assets	80,982	90,972
Property and equipment, net	1,179	1,053
Other assets	747	872

Total assets	$82,908	$92,897

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,673	$1,777
Accrued compensation	3,814	4,186
Accrued liabilities	3,924	4,086
Accrued restructuring expenses	5,254	6,091
Deferred revenue	12,581	11,082

Total current liabilities	27,246	27,222

Long-term liabilities
Accrued restructuring expenses	5,128	7,332
Other long-term liabilities	1,091	750

Total long-term liabilities	6,219	8,082

Stockholders’ Equity
Common stock	34	33
Additional paid-in capital	275,927	275,366
Unearned stock-based compensation	(314)	—
Notes receivable from stockholders	—	—
Accumulated other comprehensive income	410	382
Accumulated deficit	(226,118)	(217,692)
Treasury stock	(496)	(496)

Total stockholders’ equity	49,443	57,593

Total liabilities and stockholders’ equity	$82,908	$92,897

*	Derived from audited financial statements

Condensed Consolidated Statements of Operations
(in thousands, except per share information)

	Three Months Ended		Three Months Ended	Six Months Ended
	June 30,		March 31,	June 30,
	2005	2004	2005	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues
License	$2,146	$1,874	$5,422	$7,568	$5,265
Service and other	10,200	11,831	11,123	21,323	22,689

Total revenues	12,346	13,705	16,545	28,891	27,954

Cost of revenues
License	286	126	121	407	324
Service and other	5,292	5,912	5,682	10,974	12,000

Total cost of revenues	5,578	6,038	5,803	11,381	12,324

Gross profit	6,768	7,667	10,742	17,510	15,630

Operating expenses
Sales and marketing	4,872	5,790	4,973	9,845	12,357
Research and development	4,836	4,205	4,542	9,378	8,861
General and administrative	2,863	3,577	3,637	6,500	6,859
Stock based compensation	21	302	62	83	343
Restructuring charges	471	570	136	607	624

Total operating expenses	13,063	14,444	13,350	26,413	29,044

Loss from operations	(6,295)	(6,777)	(2,608)	(8,903)	(13,414)
Other income, net	341	288	238	579	399

Net loss before income taxes	(5,954)	(6,489)	(2,370)	(8,324)	(13,015)
Provision for income taxes	55	174	47	102	294

Net loss	$(6,009)	$(6,663)	$(2,417)	$(8,426)	$(13,309)

Basic and diluted net loss per share	$(0.18)	$(0.20)	$(0.07)	$(0.25)	$(0.40)

Weighted average shares used in calculating basic and diluted net loss per share	33,480	32,966	33,373	33,427	32,891

Supplemental information:
Severance charges included above in Total operating expenses	$638	$1,265	$7	$645	$1,510